NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 1, 2011, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 20, 2011 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Warner Music Group Corp. and Airplanes Merger Sub, Inc., a wholly owned subsidiary of Airplanes Music LLC, an affiliate of Access Industries, a privately-held, U.S.-based industrial group became effective before the opening on July 20, 2011. Each share of Common Stock of Warner Music Group Corp was converted for $8.25 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 20, 2011.